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1998 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF PANCHO'S MEXICAN BUFFET, INC.



1.	PURPOSE

	The purpose of the 1998 Restricted Stock Plan for Non-Employee Directors of Pancho's Mexican Buffet, Inc. is to permit grants of shares of Common Stock subject to restrictions in order to compensate Non-Employee Directors of the Company, to reward such Directors for performance and to increase their ownership of Common Stock.


2.	DEFINITIONS

	The following terms shall have the following meanings:

	"Act" means the Securities Exchange Act of 1934, as amended.

	"Award" means an award of Restricted Shares pursuant to the Plan.

"Beneficiary" means any person or persons designated in writing by a Participant to the Committee on a form prescribed by it for that purpose, which designation shall be revocable at any time by the participant prior to his or her death, provided that, in the absence of such a designation or the failure of the person or persons so designated to survive the Participant, "Beneficiary" shall mean such participant's estate.

	"Board" means the Board of Directors of the Company.

"Committee" means the Committee designated by the Board to administer the Plan pursuant to Section 3.

"Common Stock" means the Common Stock, par value $0.10 per share, of the Company.

"Company" means Pancho's Mexican Buffet, Inc., a Delaware corporation, or any successor corporation.

"Disability" of a Participant means that the Participant is disabled due to a physical or mental condition so as to be prevented from engaging in further services as a director of the Company.

	"Non-Employee Director" means a director of the Company who is not a full-time officer or employee of the Company or any of its subsidiaries or affiliates.

"Participant" means any Non-Employee Director of the Company who is granted an Award under the Plan.

"Plan" means this 1998 Restricted Stock Plan for Non-Employee
Directors, as amended from time to time.

"Restricted Shares" means shares of Common Stock subject to an Award granted under the Plan.

"Restriction Period" means the period of time during which the restrictions described in Section 7(b) shall be applicable.

"Retirement" of a Participant means termination of service, while in good standing and not in violation of law, as a director of the Company; provided that Participant had served as a director of the Company for at least three (3) years from the date of the restricted shares were granted to such Participant.


3.	ADMINISTRATION

	The Plan shall be administered by the Committee which shall comprise not less than three members of the Board; provided, however, that the Board may assume, at its sole discretion, administration of the Plan. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and Awards granted thereunder as it may deem necessary or advisable. Each grant of Restricted Shares shall, if required by the Committee, be evidenced by an agreement to be executed by the Company and the Participant and to contain provisions not inconsistent with the Plan. All determinations of the Committee shall be by a majority of its members and shall be evidenced by resolution, written consent or other appropriate action, and the Committee's determinations shall be final. Each member of the Committee, while serving as such, shall be considered to be acting in is or her capacity as a director of the Company.


4.	ELIGIBILITY

	All Non-Employee Directors are eligible to participate in the Plan.


5.	STOCK SUBJECT TO THE PLAN

	Subject to the provisions of Section 9, the maximum number of shares of Common Stock subject to Awards under the Plan shall be 100,000 shares. Shares of Common Stock subject to Awards under the Plan, in the discretion of the Board, may be either authorized but unissued shares or shares previously issued and reacquired by the Company. Upon the forfeiture (in whole or in part) of a grant of Restricted Shares, the shares of Common
Stock subject to such forfeiture shall not be available for grant as Restricted Shares under the Plan.


6.	AWARDS UNDER THE PLAN

	All Non-Employee Directors shall each receive each year during the term of the Plan, restricted shares having a fair market value of $10,000, such restricted shares to be granted quarterly, commencing in 1998, at the close of trading on the first business day in January, April, July and October. Each such quarterly grant of restricted shares to each Non-Employee
Director shall be that number of shares of common stock which shall have a value of $2,500 based on the closing price of the Company's common stock on the day of the grant. Each
Participant shall immediately notify the Company of any election made by the Participant under Section 83(b) of the Internal
Revenue Code with respect to a grant received by the Participant.


7.	TERMS AND CONDITIONS OF AWARDS

	(a)	General.  With respect to each grant of Restricted Shares
under the Plan to a director, the restrictions set forth in
Section 7(b) shall apply to such Restricted Shares for a period
(the "Restriction Period") commencing on the date of grant and ending on the date such director ceases to be a director of the Company by reason of death, Disability or Retirement. A grant of Restricted Shares shall be effective for the Restriction
Period and may not be revoked.

(b)	Restrictions.  At the time of grant of Restricted Shares to
a Participant,, a certificate representing the appropriate number of shares of Common Stock as set forth in Section 6 hereof, shall be registered in the Participant's name but shall be held by the Company for his or her account. The Participant shall have the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such Restricted Shares, including the right to vote such Restricted Shares and the right to receive dividends, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the Restriction Period; (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period; and (iii) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the company if the Participant ceases to be a director of the Company for any reason other than death, Disability or Retirement. Any shares of Common Stock or other securities or property received as a result of a transaction listed in Section 9 shall be subject to the same restrictions as such Restricted shares.

(c)	Delivery of Restricted Shares.  At the end of the
Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and a stock certificate for a number of shares of Common Stock equal to the number of Restricted Shares, free of all restrictions, shall be delivered to the Participant or his Beneficiary, as the case may be.


8.	REGULATORY APPROVALS AND LISTING

	The Company shall not be required to issue to a Participant or a Beneficiary, as the case may be, any certificate for any Restricted shares granted under the Plan prior to (i) the obtaining of any approval from any governmental agency which the company, in its sole discretion, shall determine to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed,
(iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable, and (iv) six months and one day after any grant of Restricted
Shares to a Participant.


9.	ADJUSTMENT UPON CHANGES IN SHARES

	(a)	In the event of a recapitalization, stock split, stock
dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Board shall make such equitable adjustments to preserve benefits under the Plan as it may deem appropriate in the number and kind of shares authorized by the Plan and in the number and kind of shares or other securities or property covered by Awards.

	(b)	Other than in the case of a reincorporation of the Company
in another state, in the event of (i) dissolution or liquidation of the Company, (ii) a transaction in which more than 50 percent of the shares of the Company that are entitled to vote are exchanged, or (iii) any merger or consolidation or other reorganization in which the Company is not the surviving corporation (or in which the Company becomes a subsidiary of another corporation), outstanding awards under this Plan shall become free of all restrictions immediately prior to any such event.


10.	TERM OF THE PLAN

	No Restricted Shares shall be granted pursuant to the Plan after December 31, 2002, but grants of Restricted Shares theretofore granted may extend beyond that date and the terms and conditions of the Plan shall continue to apply thereto.


11.	TERMINATION OR AMENDMENT OF THE PLAN

	The Board may at any time terminate the Plan with respect to any shares of Common Stock not at the time subject to outstanding Awards, and may from time to time alter or amend the Plan or any part thereof (including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure that the Company may obtain any approval referred to in
Section 8 or to ensure that the grant of Awards, the payment of Restricted Shares or any other provision of the Plan complies with Section 16(b) of the Act), or any other applicable laws, regulations or exchange requirements.


12.	GENERAL PROVISIONS

(a)	Neither the Plan nor the grant of any Award nor any action
by the Company or the Committee shall be held or construed to confer upon any person any right to continue to be a director of the Company.

	(b)	All questions pertaining to the construction, regulation,
validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.


13.	EFFECTIVE DATE

	The Plan shall become effective on January 1, 1998.